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                      [LETTERHEAD OF CELL THERAPEUTICS]

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WEDNESDAY JULY 15, 6:51 PM EASTERN TIME

COMPANY PRESS RELEASE

CELL THERAPEUTICS REVISES MARKETING AGREEMENT WITH THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE AND ORTHO BIOTECH INC.

REFLECTS NEW DRUG APPLICATION FILING TIMETABLE FOR LISOFYLLINE

SEATTLE--(BW Health Wire)--July 15, 1998-- Cell Therapeutics Inc. (NASDAQ:CTIC - news) today announced that it has reached an agreement in principle to revise its agreement with The R.W. Johnson Pharmaceutical Research Institute (PRI) and Ortho Biotech Inc. (OBI), both Johnson & Johnson companies, for the development and commercialization of lisofylline (LSF), a drug intended to prevent serious and fatal infections and damage to mucous membranes following radiation and chemotherapy treatment.

Earlier this year Cell Therapeutics (cti) announced that its first Phase III trial for LSF did not achieve statistical significance for its primary endpoints. ``However, the company's analysis of the underlying data from the trial and the enthusiastic feedback from our clinical trial investigators continues to provide confidence in the future commercial prospects for lisofylline, ``said James Bianco, M.D., president and chief executive officer of cti. The revised agreement, which amends one signed in 1996, reflects the drug's new regulatory filing timeline.

The company noted that under terms of the initial 1996 agreement, PRI was to pay 60% of U.S. development costs in connection with obtaining regulatory approval of LSF for use with bone marrow transplants (BMT) and, after exercising its option in 1997, for use with inductive chemotherapy to treat acute myelogenous leukemia (AML). The initial anticipated regulatory filing was for late 1998. Thereafter, PRI was to commence development efforts in Europe and pursue regulatory filings using U.S. documents. The agreement also provided that PRI could terminate upon 30 days notice for safety reasons and upon six months notice for any other reason.

Under the terms of the revised agreement, cti will control development and be responsible for costs associated with development of lisofylline, and PRI will continue to pay cti its share of development costs through Dec. 31, 1998. Thereafter, PRI and OBI may elect to resume responsibility for the development and commercialization of lisofylline following the successful outcome of a Phase III trial. In connection with this agreement, PRI has agreed to make certain additional payments to cti upon resumption of its obligations. If PRI does not resume development activities, then cti will be free to license lisofylline to other third parties. ``Since the majority of preclinical, clinical and precommercial manufacturing development will be completed by year end, the financial impact on Cell Therapeutics in 1999 should not be material. We anticipate ending the year with approximately
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$50 million," noted D. Bianco.

"These modifications make sound business sense for our firm and accurately reflect our current best thinking on filing a new drug application. We look forward to continuing our relationship with Johnson & Johnson in a mutually rewarding manner," Dr. Bianco concluded.

Lisofylline is currently in Phase III trials for AML and BMT and under sponsorship of the National Heart Lung and Blood Institute, for Acute Lung Injury (ALI). In the third quarter, the company anticipates initiating a Phase I/II trial of LSF in preventing mucositis among cancer patients receiving radiation and chemotheraphy for head and neck cancer.

Cell Therapeutics Inc. focuses on the discovery, development and commercialization of small molecule drugs that selectively regulate the metabolism of oxidized lipids and phospholipids relevant to the treatment of cancer and inflammatory and immune diseases.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of cti's products under development includes risks associated with preclinical and clinical development in the biotechnology industry in general and of cti's products under development in particular (including, without limitation, the potential failure of CT-2584, lisofylline, and related compounds to prove safe or effective for treatment of disease), determinations by regulatory, patent, and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing, and selling cti's products under development, and the risk factors listed or described from time to time in the company's filings with the Securities and Exchange Commission including, without limitation, the
                                                  ------------------
company's most recent Registrations on Forms 10-K, 8K, and 10-Q.

Contact:

     Cell Therapeutics Inc.
     Lee M. Parker, 800/664-CTIC
     lparker@ctiseattle.com
     www.cticseattle.com
     http://www.businesswire.com/cnn/ctic.htm